Registrant Name: Vanguard PRIMECAP Fund
CIK:  0000752177
File Number:  811-4098


The Vanguard PRIMECAP Fund issued
a new class of shares called Admiral
Class.  The Admiral Class shares
were first issued on November 12, 2001.